Exhibit 15

April 29, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Johnson Controls, Inc. Registration Statement Nos. 333-200406 and 333-201945 on Form S-3 and 333-10707, 333-41564, 333-141578, 333-173326 and 333-188430 on Form S-8.

Commissioners:

We are aware that our report dated April 29, 2016 on our review of interim financial information of Johnson Controls, Inc. (the "Company") for the three-month and six-month periods ended March 31, 2016 and 2015 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2016 is incorporated by reference in the above referenced Registration Statements.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin